Exhibit 10.2
TEKNIK-POWERGRID JV LICENSE AGREEMENT
     AGREEMENT made as of August 1, 2006 between Powergrid Fitness, Inc. (“Powergrid”), whose address is 8681 Cherry Lane, Laurel, Maryland 20707 and Teknik-Powergrid, JV, LLC. (“JV”) whose address is 36889 N. Tom Darlington Drive, Suite B6-314, PO Box 2800-314, Carefree, Arizona 85377 Attention: John Ward,
Powergrid and JV agree as follows:
BASIC PROVISIONS
1. Grant of Rights: Powergrid grants to JV an exclusive license to develop, manufacture and distribute the consumer game controller concept, product, design, and invention currently known as Exer-station throughout the “Territory” during the “term” as provided in this Agreement (“Agreement”).
2. Exclusivity: The rights granted to JV herein are granted on an Exclusive basis.
3. Property and Trademarks: The title, names, logos, trademarks, art work, photographs of and associated with the Powergrid Fitness Product line and the related marks and design.
4. Products: Powergrid Fitness consumer game controller products which utilize isometric muscle contractions to control the game — the invention currently known as Exer-station. The JV shall sell existing Powergrid inventory, finished and unfinished, through the JV. JV will reimburse Powergrid for all direct costs of existing inventory within five (5) days of payment being received by JV.
5. Territory: Worldwide
               (b) Distribution Channel(s): Products are to be sold through the following channels: Direct, Web Sales, Direct Sales, Game Retailers, Mass Market Retailers, Fitness clubs and other distribution methods acceptable to both parties.
               (c) Internet Rights: JV may sell Products via the Internet pursuant to Paragraph 5(b).
6. Term.
The Basic Term of the this Agreement and the license granted hereunder shall commence on August 1, 2006 and shall continue until August 1, 2026, subject to the provisions hereof.

     “Term” means the Basic Term and any and all Term Extensions or Renewals.
7. Statements, and Notices:
               (i) All payments and statements shall be made on a Quarterly basis. All monies payable to Powergrid Fitness, Inc hereunder shall be paid to and in the name of Powergrid and all statements shall be sent to us at: Powergrid Fitness, Inc . 8681 Cherry Lane, Laurel, Maryland 20707, Attention: Greg Merril.
8. Currency: All payments to made to Powergrid hereunder shall be payable in U.S. Currency.
9. Applicable Law. This Agreement shall be governed by the laws of the State of Arizona.
10. Termination: Teknik Powergrid License agreement will automatically terminate if the Teknik Powergrid JV, is terminated for any reason except Powergrid electing to convert its JV interest into Teknik common stock. Upon conversion of membership interests, all property, intellectual and other, shall be transferred to Teknik.

Teknik Digital Arts Inc.		Powergrid Fitness, Inc.

By:		By:

Name:	John Ward	Name:	Greg Merril

Title:	Chairman of the Board	Title:	President